EXHIBIT 10.22
CENTENE CORPORATION

Restricted Stock Unit Agreement Granted Under
2025 Stock Incentive Plan

THIS AGREEMENT is entered into by Centene Corporation, a Delaware corporation (hereinafter the “Company”), and <<Participant Name>> (hereinafter the “Participant”).

WHEREAS, the Participant renders important services to the Company and acquires access to Confidential Information (as defined below) of the Company in connection with the Participant’s relationship with the Company; and

WHEREAS, the Company desires to align the long-term interests of its valued employees with those of the Company by providing the ownership interest granted herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.Grant of RSUs.

This Agreement evidences the grant by the Company on <<Grant Date>> (or the “Grant Date”) to <<Participant Name>> of <<RSU#>> restricted stock units (each an “RSU,” and collectively, the “RSUs”) pursuant to the Company’s 2025 Stock Incentive Plan (the “Plan”), that will settle in shares of common stock, $.001 par value per share, of the Company (“Common Stock”), as provided in this RSU Agreement (the “Agreement”). The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.” Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to such terms in the Plan.
2.Vesting.

(a)Subject to Sections 3 and 4 of this Agreement, the table outlined on the last page of this Agreement (the “Appendix”) sets forth each date upon which RSUs shall become vested (each such date, a “Vesting Date”); provided that the continuous service of Participant continues through and on the applicable Vesting Date.
#VestingDateandQuantity#
(b)In the event the Participant has an employment agreement, and RSUs qualify for accelerated or continued vesting under such employment agreement, as in effect from time to time, all RSUs shall vest in accordance with the provisions outlined in the Participant’s employment agreement; provided that such accelerated or continued vesting shall not change the timing of settlement of the RSUs, which shall continue to be governed by this Agreement. Furthermore, if any defined term used herein is also defined in the Participant’s employment agreement, then the definition that is more favorable to the Participant will control.

3.Reorganization Event.

The foregoing vesting schedule notwithstanding, if a Change in Control (as defined in the Plan) occurs and the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by the Company (or a parent or subsidiary thereof) without Cause (as defined below) or by the Participant for Good Reason (as defined below), and the Participant’s date of termination occurs (or in the case of the Participant’s termination of employment for Good Reason, the event giving rise to Good Reason occurs) within twenty-four (24) months following the Change in Control, all unvested RSUs shall automatically become 100% vested and shall be paid on the Participant’s date of termination (“CIC Termination Payment”).  “Cause” shall mean acts or omissions that the Company determines, after affording the Participant an opportunity to be heard,  (i) are criminal, dishonest or fraudulent or constitute misconduct that reflects negatively on the reputation of the Company (including any parent, subsidiary, Affiliate or division of the Company); (ii) could expose the Company or any parent, subsidiary, Affiliate or division of the Company to claims of illegal harassment or discrimination in employment; (iii) are material breaches of this Agreement or other agreement with the Company; or (iv) reflect continued and repeated failure to (A) perform substantially the duties of his/her employment (other than any such failure resulting from the Participant’s physical or mental impairment or incapacity) or (B) to comply with any material written policy of the Company. “Good Reason” shall mean: (a) if the Participant is a party to the Executive Severance and Change in Control Plan or the Centene Corporation Severance Pay Plan (as may be amended from time to time, as applicable, the “Severance Plan”) or an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if the Participant is not party to such agreement or if such agreement does not define Good Reason, without the Participant’s prior written consent, at or after a Change in Control, (i) a reduction in the Participant’s annual base salary or annual target bonus opportunity from those in effect immediately prior to the Change in Control; (ii) a material reduction in the Participant’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or (iii) a demand by the Company or the entity surviving the transaction that resulted in the Change in Control that the Participant relocate to a primary work location more than fifty (50) miles from the Participant’s primary work location immediately prior to such relocation; provided that such proposed relocation results in a greater commute for the Participant based on the Participant’s residence immediately prior to such relocation. The Participant must provide written notice to the Company of the existence of Good Reason no later than ninety (90) days after its initial existence, and the Company shall have a period of thirty (30) days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice. If the Company fails to remedy in all material respects such Good Reason condition, the Participant shall have ninety (90) days to terminate his/her employment for Good Reason.
4.Distribution of Shares.

(a)Timing of Distribution. The Company will distribute to the Participant (or to the Participant’s beneficiary in the event of the death of the Participant occurring after a Vesting Date but before distribution of the corresponding Shares), as soon as administratively practicable after each Vesting Date, but no later than the latest date permitted by Treasury Regulation Section 1.409A-3(d), the Shares represented by RSUs that vested on such Vesting Date, except that, payment shall occur earlier and extinguish any further payment on any future Vesting Date in the event that a CIC Termination Payment occurs or payment on death or disability occurs in accordance with Section 4(c).

(b)No Fractional Shares. No fractional Shares shall be issuable pursuant to any RSU. In lieu of any fractional Shares to which the Participant would otherwise be entitled, the Company may, in its discretion, determine whether to pay, in lieu of such fractional Share, cash in an amount equal to such fractional Share multiplied by the Fair Market Value (as defined in the Plan) of a share of Common Stock, or whether any such fractional Share should be rounded down to the nearest whole Share, forfeited without consideration therefor, or otherwise eliminated.

(c)Termination of Employment.

(i)If the Participant is party to an employment agreement, upon termination of employment, the employment agreement will control, in accordance with Section 2 of this Agreement. In the event the Participant is not party to an employment agreement or such employment agreement does not provide for treatment of RSUs upon termination of employment, the following shall apply:

(ii)The RSUs shall cease vesting as of the date of termination if the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated for any reason by the Company or by the Participant other than:

•(i) by reason of death or disability (within the meaning of Section 409A(a)(2)(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), In the event the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of death or disability (as defined previously in this Section 4(c)), the pro-rata amount of RSUs attributable to the number of completed months employed between the Grant Date and the Termination Date shall immediately vest and be paid on the date of such death or disability (or within thirty (30) days thereafter);

•(ii) the Participant is covered by the Severance Plan and the RSUs will be treated in accordance with the Severance Plan; or

•(iii) by reason of Qualified Retirement. In the event the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of a Qualified Retirement, the RSUs shall cease vesting one year following the date of termination, and any RSUs that vest during such one-year period shall be payable on the applicable Vesting Date on which they otherwise would have been paid in accordance with Section 4(a). A Qualified Retirement is a retirement made pursuant to a bona-fide notice of retirement made 90 days in advance, by a Participant who is at least 55 years old and has been employed at the Company for at least 10 years.

(d)Compliance Restrictions. The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless (i) the Participant has complied with covenants set forth in Section 9 of this Agreement and (ii) the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including any applicable federal or state securities laws and the requirements of any stock exchange or quotation system upon which Common Stock may then be listed or quoted.

5.Restrictions on Transfer.

The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except to the Participant’s beneficiary as provided in Section 4(a) in the event of the Participant’s death. The Participant’s beneficiary can be designated and recorded with the Company’s stock plan administrator or, if no election is made with the stock plan administrator, Shares will be distributed to the Participant’s beneficiary under the Centene Management Corporation Retirement Plan. In the absence of any such beneficiary designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator, or legal representative.
6.No Rights as a Stockholder; Dividend Equivalents.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or shall have any rights or privileges of, a stockholder of the Company in respect of any Share issuable pursuant to the RSUs granted hereunder until such Share has been delivered to the Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, to the extent dividends are paid on shares of Common Stock and such dividends have a record date that is on or after the Grant Date but prior to the distribution of the Shares pursuant to the vesting of the RSUs, then the Participant shall be credited with an amount equivalent to the dividends that would have been paid to the Participant for each RSU granted to the Participant pursuant to this Agreement, as determined by the Compensation Committee in its sole discretion (“Dividend Equivalents”), and such Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable. Any such Dividend Equivalents shall be paid in cash on any Shares delivered in connection with vested RSUs, subject to applicable tax withholding, no later than thirty (30) days after the RSUs to which such Dividend Equivalents are attributable are distributed; provided, that no interest or other earnings will be credited to the Participant with respect to any such Dividend Equivalents.

7.Withholding Taxes; Section 83(b) Election.

(a)No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, the amount required or permitted by federal, state, local and/or foreign tax laws to be withheld with respect to the vesting or settlement of such RSU; provided, that, notwithstanding the foregoing, the Participant shall be permitted, with the Company’s consent, to satisfy the applicable tax obligations with respect to any shares of RSUs by net share settlement, pursuant to which the Company shall repurchase the largest whole number of shares of RSUs having a Fair Market Value equal to the applicable tax obligations.
(b)The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to the RSUs.
8.Provisions of the Plan.

The RSUs are subject to the provisions of the Plan, a copy of which is being furnished to the Participant with this Agreement.

9.Participant’s Covenants.

As a material inducement to the Company granting Participant RSUs hereunder, and in exchange for the Company providing Participant access to Company confidential information, Participant agrees to the following, subject to the limitations set forth in Section 9(k):
(a)Non-Competition. During Participant’s employment with the Company or any Affiliate of the Company, and for a period of six (6) months after the date Participant’s employment ends for any reason (whether voluntarily or involuntarily and whether with or without Cause) (the “Termination Date”), Participant shall not, directly or indirectly, for Participant’s own benefit, or on behalf of any other person or entity, (x) become employed by or provide services to any Competitor in a Competing Position within the Restricted Area, or (y) become an owner or holder of any stock or other ownership interest in any competitor, other than as an owner of less than 1% of the outstanding stock of a publicly traded company. Participant shall obtain the Company’s written consent prior to accepting a role with a Competitor in a Competing Position by contacting Participant’s HR Business Partner at the Company. For the purposes of this Section 9(a), the following definitions shall apply:

(i)The term “Competitor” means any business engaged in any area of business that is the same or substantially similar to any area(s) of business in which the Company and/or any of its Affiliates are engaged as of the Termination Date.

(ii)The term “Competing Position” means a position involving job duties in any segment(s) or area(s) of the Competitor’s business that is the same or substantially similar to the segment(s) or area(s) of the Company’s or its Affiliates’ business (A) in which Participant was involved or had job duties at any time during the last twenty-four (24) months of Participant’s employment, or (B) about which Participant learned Confidential Information at any time during the last twenty-four (24) months of Participant’s employment.

(iii)The term “Restricted Area” means any state in which the Company or any of its Affiliates conducts business and (A) in which Participant provided services in the last twenty-four (24) months of Participant’s employment, or (B) about which Participant learned Confidential Information concerning the Company’s or its Affiliates’ business in such state in the last twenty-four (24) months of Participant’s employment. Without limiting the foregoing, if Participant’s job duties in the last twenty-four (24) months of employment materially involved duties pertaining to the business nationwide, the term “Restricted Area” means the entire United States.

(b)Non-Solicitation. Without limiting Participant’s obligations in Section 9(a) above, during Participant’s employment with the Company or any Affiliate, and for a period of one (1) year after the Termination Date, Participant shall not, directly or indirectly, for Participant’s own benefit, or on behalf of any other person or entity:

(i)solicit or accept business from or otherwise divert from Company or any Affiliate any Customers for products or services that are similar to or competitive with products or services offered or sold by the Company or any Affiliate as of the Termination Date;

(ii)attempt to attract any Vendor away from the Company or any Affiliate, or use information regarding the Company’s or any Affiliate’s Vendors in any way that would detrimentally affect the Company or any Affiliate;

(iii)solicit, hire, recruit, divert or take away: (A) from the Company or any Affiliate the services of any of the employees or agents of the Company or any Affiliate, or induce in any way any non-performance of any of the obligations of such employees or agents to the Company or Affiliate; or (B) from any Vendor providing services to the Company or any Affiliate, any employees or agents of such Vendor if such employees or agents of Vendor are providing services to the Company or any Affiliate through such Vendor.

(c)For the purposes of this Agreement, the following definitions shall apply:

(i)The term “Customers” means any customers of the Company or its Affiliates (1) with which Participant had contact and with which the Company or any Affiliate conducted business in the twenty-four (24)-month period preceding the Termination Date, or (2) about which Participant learned Confidential Information in the twenty-four (24)-month period preceding the Termination Date.

(ii)The phrase “employees or agents” as used in Section 9(b)(iii) above means employees or agents with whom Participant had contact or with whom Participant communicated in the last twenty-four (24) months of Participant’s employment with the Company or Affiliate.

(iii) The term “Vendors” means any vendors or suppliers of the Company or its Affiliates (1) with which Participant had contact and with which the Company or any Affiliate conducted business in the twenty-four (24)-month period preceding the Termination Date, or (2) about which Participant learned Confidential Information in the twenty-four (24)-month period preceding the Termination.

(iv) The term “Affiliate” or “Affiliates” means any company controlled by, or under common control with, the Company, including all direct and indirect subsidiaries of the Company.

(d)Confidential Information. Participant agrees, during their employment with the Company or any Affiliate of the Company and at all times after the date Participant’s employment ends for any reason, not to use, copy, duplicate, or disclose any Confidential Information owned by or entrusted to Company or its Affiliate(s). For the purposes of this Section 9(d), the following definitions shall apply:

(i)“Confidential Information” shall mean the Company’s and any Affiliate’s trade secrets and other non-public proprietary information relating to the Company or the business of the Company or any Affiliate, including, but not limited to, information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company or any Affiliate that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Participant.

(e)Subject to Exhibit A, to the extent Participant has agreed or does agree to any post-employment restrictions in any other agreement with the Company or its Affiliates, including the Severance Plan (“Other Agreement”), the post-employment restrictions set forth herein (i.e., Sections 9(a), 9(b) and 9(d)) will run concurrently with the restrictions in the Other Agreement. If there are any inconsistencies between the restrictions in this Agreement and the restrictions in such Other Agreement, the more restrictive restrictions shall still apply.

(f)Defend Trade Secrets Act Notice to Participant. Notwithstanding the foregoing, Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Participant files a lawsuit for retaliation by Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding if Participant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(g)Return of Information. Any Confidential Information and other business information shall be and remain solely and exclusively the property of Company (or its Affiliate(s), as applicable). Upon the termination of Participant’s employment (regardless of whether such termination is with Cause or without Cause or voluntary or involuntary), Participant shall promptly deliver the Confidential Information, along with any and all other documents and electronic files obtained by Participant in the course of Participant’s employment with Company or its Affiliate(s) (irrespective of whether such documents and files contain Confidential Information, but excluding documents pertaining to Participant’s compensation and benefits), without retaining any copies, notes, or excerpts thereof. Participant shall not remove from the property or premises of Company or its Affiliate(s) any Confidential Information or any other documents or data relating to the business, work, services or sales of Company and/or of its Affiliates, or copies thereof. All Confidential Information, other business information or copies, whether made by Participant or by others, are acknowledged by Participant to be the property of Company and/or its Affiliate(s), and not to be used for the benefit of Participant or for any other person’s benefit.

(h)Tolling of Restrictions. Should Participant violate any of the terms of Sections 9(a), 9(b) or 9(d) of this Agreement, the duration of the restrictions contained in Sections 9(a), 9(b) and 9(d) shall be extended by the duration of time during which Participant was in violation of the same.

(i)Assignment of Inventions and other Developments. Participant agrees that his or her duties may include the development, refinement, and/or documentation of Confidential Information or other sensitive business information, including any ideas, inventions, products, programs, and/or works of authorship for the current and intended business and prospects of Company or any of its Affiliates (collectively, “Developments”), all for the exclusive benefit of Company or applicable Affiliate(s). Participant agrees to assign and hereby assigns to Company all rights, titles, and interests Participant may have in or to any invention, innovation, computer program, software, database, discovery, idea, writing, improvement, process, technique or other works (collectively “Intellectual Property”) created or conceived by Participant, either alone or jointly with others, during Participant’s employment, whether patentable or unpatentable, that: (i) relates in any manner to the actual or anticipated business, research, or development of Company; (ii) results from work assigned to or performed by Participant for Company; and/or (iii) is conceived of or made with the use of Company systems, equipment, supplies, materials, facilities, computer programs, confidential information and/or trade secret information (collectively “Company Resources”). This assignment does not apply to Intellectual Property that meets all of the following criteria: (i) no Company Resources were used in its creation; (ii) the Intellectual Property was developed entirely on Participants own time; (iii) at the time of conception or reduction to practice the Intellectual Property does not relate to Company’s business, actual or anticipated research or development; and (iv) the Intellectual Property does not result from any work performed by Participant for Company. Participant shall disclose to Company all Intellectual Property developed during Participant's employment so that Company may determine any rights it may have in such Intellectual Property.

(j)Future Cooperation.  Participant agrees to cooperate and be available to the Company on a reasonable basis and at reasonable times to timely respond to questions from the Company that arise out of Participant’s former responsibilities with the Company. Additionally, Participant agrees to cooperate and be available to assist in the defense of, and serve as a witness in, any administrative proceeding or litigation faced by the Company concerning matters in which Participant was involved or had knowledge while an employee of the Company.

(k)State-Law Addendum: Modifications and Exceptions. Notwithstanding the restrictions set forth above in this Section 9, if at the time of the Grant Date or the date Participant executes this Agreement Participant primarily resides and works in a state listed in Exhibit A hereto, then the modifications and/or exceptions set forth for such state in Exhibit A shall apply to Participant. In addition, as a general matter, the Company will only seek to enforce this Agreement to the extent permitted under the applicable law of the state where Participant primarily resided and worked for the Company at the time Participant executed this Agreement. Furthermore, with respect to a Participant who is an attorney and employed by the Company or an Affiliate in his or her capacity as an attorney, Section 9(a) shall not apply to such Participant.

(l)Remedies for Breach.

(i)Because the Participant’s services are unique and because the Participant has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of any of the terms of this Section 9 will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy.  The parties therefore agree that, in the event of any breach or threatened breach of this Section 9, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 9.

(ii)In the event Participant breaches any of the terms of this Section 9, Participant shall immediately forfeit all unvested RSUs, and shall be required to immediately pay to the Company a cash sum in the principal amount equal to the Fair Market Value of all RSUs in which Participant vested in the twenty-four (24)-month period preceding Participant’s first breach of Section 9 and of all RSUs vested after Participant’s first breach of Section 9, less $2,500, which Participant shall retain as consideration for Participant’s continued obligations under Section 9 of this Agreement. For the purposes of this provision, “Fair Market Value” shall mean the stock price for Centene’s stock (symbol: CNC) on the New York Stock Exchange (NYSE) as of the closing of the date on which the Shares in question vested (multiplied by the number of Shares vested).

(iii)The rights and remedies set forth above shall be cumulative and in addition to any other rights or remedies to which the Company and its Affiliates may be entitled under any agreement or under the law.

(iv)Nothing in this Agreement, or any other agreement between the Participant and the Company or any of its Affiliates, or otherwise, limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state, local or foreign governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes the Participant from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.

(m) Survival.  The provisions of this Section 9 shall survive and continue in full force in accordance with their terms notwithstanding any forfeiture, termination or expiration of this Agreement in accordance with its terms or any termination of the Participant’s employment for any reason (whether voluntary or involuntary).
10.Miscellaneous.
(a)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. If a court of competent jurisdiction should determine that any of the geographic, durational or other provisions of Section 9 of this Agreement are overbroad or otherwise unenforceable because of the scope of such provisions, to the extent allowed by law, such court shall modify such provisions in a manner to render them enforceable, and such provisions, as may be modified, shall be fully enforceable as though set forth herein. Any such modification shall not affect the other provisions or clauses of this Agreement in any respect.

(b)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(c)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(d)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after delivery to a United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this subparagraph (d).

(e)Entire Agreement. Other than as provided in Section 2, this Agreement and the Plan constitute the entire agreement between the parties concerning the RSUs, and supersede all prior agreements and understandings relating to the RSUs.

(f)Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(g)Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(h)Deferral. Neither the Company nor the Participant may defer delivery of any Shares issuable under unvested RSUs except to the extent that such deferral complies with the provisions of Section 409A of the Code (“Section 409A”).

(i)Clawback. By accepting the grant of the RSUs hereunder, the Participant is agreeing to be bound by the Company’s clawback policies and procedures, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

(j)Section 409A.

(i)This Agreement is intended to comply with the requirements of Section 409A, including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

(ii)If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(iii)Notwithstanding any other provision of this Agreement, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Participant on account of separation from service shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the Participant’s Termination Date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6)-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest. If the Participant dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Participant’s beneficiary in a lump sum within upon the Participant’s death.

(k)Provisions Related to Golden Parachute Excise Tax.

(i)Change in Control When the Shares are Not Publicly Traded. Notwithstanding anything to the contrary contained in this Agreement, to the extent that, upon a Change in Control prior to the time at which the Shares have become publicly traded, any of the payments and benefits provided for under the Plan, any award agreement or any other agreement or arrangement between the Company or any of its Affiliates and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to Section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Shares have become publicly traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 10(k)(i) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to this Section 10(k)(i) shall be reversed, and the subject amount shall be payable to the Participant without regard to this Section 10(k).

(ii)Change in Control When the Shares are Publicly Traded. If upon a Change in Control occurring at any time that the Shares are publicly traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in the Participant’s receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Participant do not exceed the Safe Harbor Amount.

(iii)Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 10(k) shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to the Participant with the later possible payment or Vesting Date being reduced or eliminated before a payment or benefit with an earlier payment or Vesting Date; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro-rata among the payments or benefits otherwise due or payable to the Participant.

(l)Consent to Electronic Delivery; Electronic Signature.

In lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents by the Company, or any third party involved in administering the Plan that the Company may designate, may deliver in connection with this Award (including the Plan, this Agreement, account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party involved in administering the Plan that the Company may designate and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

ELECTRONIC ACCEPTANCE

By the Participant’s electronic acceptance hereof, the Participant and the Company agree that this Award is granted and governed by the terms and conditions of the Plan and this Agreement.

By the Participant’s electronic acceptance hereof, the Participant agrees that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents by the Company, or any third party involved in administering the Plan that the Company may designate, may deliver in connection with this Award (including the Plan, this Agreement, account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party involved in administering the Plan that the Company may designate.

Exhibit A
State Law Addendum:
Modifications and Exceptions to Restrictions in Restricted Stock Unit Agreement
If Participant primarily resides and works in one of the following states as of the date Participant executes this Restricted Stock Unit Agreement (“Effective Date”) (to which this Exhibit A is attached) (the “Agreement”), the following exceptions and acknowledgments applicable to such state shall apply to Participant, notwithstanding anything to the contrary in this Agreement or the Plan:
**ARKANSAS. (a)If Participant is a person holding a professional license under Arkansas Code Title 17, Subtitle 3, Section 9(a) will not apply to Participant; (b) if Participant is a physician, Section 9(a) shall not restrict such Participant’s right to practice medicine within the physician's scope of practice; and (c)the duration of the restriction in Section 9(d) shall be during Participant’s employment and for a period of five (5) years after the date Participant’s employment ends for any reason for Confidential Information that does not constitute a “trade secret” under applicable state or federal law, and during Participant’s employment and at all times after the date Participant’s employment ends for any reason for Confidential Information that does constitute a “trade secret” under applicable state or federal law.
**CALIFORNIA.
Section 9(a) and (b) will only apply to Participant during Participant’s employment. In addition, California law shall apply to Participant’s rights and obligations under the Agreement and, unless preempted by federal law, under the Plan.
Participant understands and acknowledges that any provision in this Agreement requiring the Participant to assign (or otherwise providing for ownership by the Company of) rights to an invention does not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (a copy of which is attached below), including any idea or invention that is developed entirely on Participant’s own time without using the Company's equipment, supplies, facilities or trade secret information, and that does not either (i) relate to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by the Participant for the Company.
**COLORADO. (1) Participant acknowledges that Participant was provided a copy of this Agreement at least 14 days before the earlier of the effective date of the RSU Agreement and Sections 9(a) and (b) contained therein; (2) if Participant is a healthcare provider as defined under Colorado Revised Statutes Section 8-2-113, et seq., Sections 9(a) and (b) shall not be interpreted to restrict Participant practicing medicine, nursing, midwifery or dentistry; and (3) Colorado law shall apply to Participant’s rights and obligations under Section 9 of the RSU Agreement.
**FLORIDA. (1) Participant shall have at least 7 calendar days to review and consider this Agreement from the date Participant received this document; provided, however, Participant is permitted to accept this Award before the expiration of the foregoing 7-day period; and (2) the Company hereby advises Participant to consult with an attorney prior to accepting and entering into the Agreement (however, any such legal consultation shall be at Participant’s own expense). Also, and in order to comply with applicable Florida statutory law: The duration of the restriction in Section 9(d) shall be during Participant’s employment and for a period of five (5) years after the date Participant’s employment ends for any reason for Confidential Information that does not constitute a “trade secret” under applicable state or federal law, and during Participant’s employment and for a period of ten (10) years after the date Participant’s employment ends for any reason for Confidential Information that does constitute a “trade secret” under applicable state or federal law.

**ILLINOIS. (1) Participant shall have at least 14 calendar days to review and consider this Agreement from the date Participant received this document; provided, however, Participant is permitted to accept this Award before the expiration of the foregoing 14-day period; (2) the Company hereby advises Participant to consult with an attorney prior to accepting and entering into the Agreement (however, any such legal consultation shall be at Participant’s own expense); and (3) the restrictions in Section 9(a) and (b) shall not apply with respect to the provision of mental health services to veterans and first responders by any licensed mental health professional in the state of Illinois if the enforcement of such provisions is likely to result in an increase in cost or difficulty for any veteran or first responder seeking mental health services.
**LOUISIANA. After the termination of Participant’s employment Sections 9(a) and 9(b) shall apply only in the following parishes in the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East, Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn. Provided, however, that if Participant is a physician and practiced medicine as the Company’s or an affiliate’s employee, Sections 9(a) and 9(b) shall not restrict Participant practicing primarily in family medicine, general internal medicine, general pediatrics, general obstetrics, or gynecology.
**MAINE. (1) The terms of Section 9(a) of this Agreement regarding Participant’s post-termination obligations do not take effect until the later of (a) one (1) year of Participant’s employment with the Company or (b) a period of six (6) months from the date that Participant accepted the RSU Agreement; (2) Participant acknowledges that Participant was provided with at least 3 days to review this Agreement from the date Participant received the Award document; provided, however, that Participant is permitted to accept this Agreement earlier than the expiration of such (3) day review period.
**MASSACHUSETTS. (1) Participant acknowledges that Participant was provided with at least 10 business days to review this Agreement from the date Participant received this document; provided, however, Participant is permitted to accept this Agreement earlier than the expiration of such 10 day review period; (2) Participant understands that Participant has the right to consult with an attorney prior to accepting the Agreement, but that any legal consultation is at Participant’s own expense; (3) Participant acknowledges that Participant has had an adequate opportunity to consult with an attorney, Participant has read and understands this Agreement, and is voluntarily accepting the Agreement; (4) the terms of this Agreement, including the benefits of the Plan, are being provided as consideration for Participant’s agreement to the restrictions in Section 9(a) of the Agreement; (5) Section 9(a) will not apply if Participant is terminated without Cause or laid off, unless the Parties enter into a separation or severance agreement, pursuant to which Participant receives severance pay (in which case the non-compete restriction in Section 9(a) shall be limited to the duration of the severance pay); and (6) Sections 9(a) and 9(b) shall not be enforced to restrict the right of any physician, psychologist, nurse or social worker from engaging in the practice of their profession (i.e. providing services to individual patients and clients).
**MINNESOTA. Section 9(a) will only apply to Participant during Participant’s employment. In addition, Minnesota law shall apply to Participant’s rights and obligations under Section 9 of the Agreement.
**NEBRASKA. Section 9(a) will not apply after the termination of Participant’s employment.
**NEVADA. (1) After the termination of Participant’s employment Sections 9(a) and 9(b) will not prohibit Participant from providing service to a former provider or customer of the Company if Participant can demonstrate that (a) Participant did not solicit the former provider or customer, (b) the former provider or customer voluntarily chose to leave the Company and seek services from Participant, and (c) Participant is otherwise complying with the limitations in this Agreement other than any limitation on providing services to a former provider or customer who seeks the services of Participant without any contact instigated by Participant; and (2) if Participant’s employment is terminated as a result of a reduction of force, reorganization, or similar restructuring, Section 9(a) will only apply during the period Company is paying the Participant’s salary, benefits, or equivalent compensation including, without limitation, severance pay.

**NORTH DAKOTA. Sections 9(a) and 9(b) will apply to Participant only during Participant’s employment and will not apply after Participant’s employment ends.
**OKLAHOMA. (1) Section 9(a) will not apply after the termination of Participant’s employment; and (2) Section 9(b) with respect to providers and customers, will apply after Participant’s employment only with respect to providers or customers of the Company that are “established customers” of the Company per Okla. Stat. Ann. tit. 15, § 219A.
**OREGON. (1) Participant acknowledges that Participant was provided with at least two weeks to review this Agreement and that accepting this Agreement before the expiration of this two-week period shall serve as a waiver of the two-week review period; and (2) Participant acknowledges that the benefits set out in the Plan constitutes consideration for the Agreement.

California Labor Code § 2870.
Employment agreements; assignment of rights

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.